Exhibit 99.1

FOR IMMEDIATE RELEASE

Corporate Contact: Mary Harris

(305) 978-4024

MHarris@BankUnited.com

BankUnited Elects Tere Blanca to Its Board of Directors

Miami Lakes, Fla. (September 16, 2013) — BankUnited, Inc., (NYSE: BKU) today announced that Tere Blanca has been elected to its board of directors.

Ms. Blanca is the founder, president and chief executive officer of Blanca Commercial Real Estate, Inc., a leading Miami-based commercial property real estate advisory services and brokerage firm.

“BankUnited is fortunate to welcome Ms. Blanca to our board of directors,” said John A. Kanas, Chairman, President and CEO.  “Her vast knowledge of the commercial real estate industry and her exemplary leadership within the business community will make a noteworthy contribution to our board.”

Ms. Blanca has more than 25 years of experience in the South Florida real estate sector. Prior to launching Blanca Commercial Real Estate, she served as senior managing director for Cushman & Wakefield of Florida, Inc., where she led the firm’s South Florida operations.

Ms. Blanca is a past chair of The Beacon Council, chair of the board of directors of City Year Miami, a member of the University of Miami’s President’s Council, School of Business Real Estate Advisory Board, and Alumni Association Board, a member of Strategic Forum and the World Presidents’ Organization Miami-Ft. Lauderdale Chapter, and an associate member of the Young Presidents’ Organization. She also is a member of Commercial Real Estate Women, a member of the National Association of Industrial and Office Properties South Florida Chapter, and a trustee member of the Greater Miami Chamber of Commerce.

She has earned several honors, including being named among the 2013 “Top 25 Women in Real Estate” by Commercial Property Executive, 2013 “Women of Influence: Legends” and 2010 “Women of Influence” by Real Estate Forum, 2010 “Top Dealmakers of the Year” by the Daily Business Review, 2009 “Most Influential Business Women” by the South Florida Business Journal, 2008 Camacol’s “Successful Hispanic Women of the Year” and 2007 “Ultimate CEOs” by the South Florida Business Journal.

Ms. Blanca earned a bachelor of business administration with a concentration in international marketing and finance and a master of business administration from the University of Miami. A resident of South Florida since 1979, she lives in Coral Gables.

BankUnited, Inc. is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with $13.1 billion of assets, 98 banking centers in 15 Florida counties and 4 banking centers in the New York metropolitan area at June 30, 2013.